Exhibit 5.1

February 4, 2014

Headwaters Incorporated

10701 South River Front Parkway, Suite 300

South Jordan, UT 84095

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Headwaters Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of $150,000,000 aggregate principal amount of the Company’s 7¼% Senior Notes due 2019 (the “Notes”) and the related guarantees of the Notes (the “Guarantees”) by the guarantors listed on Schedule 1 hereto (the “Guarantors”). The Notes and the Guarantees will be issued under an Indenture dated as of December 10, 2013 (the “Indenture”) among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. In such review, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the genuineness of all signatures, and that the Indenture has been duly authorized, executed and delivered by the Trustee.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Notes have been duly executed, authenticated, issued and delivered and the Guarantees of each Guarantor have been issued and delivered in accordance with the Indenture and the authorization thereof by the Company’s Board of Directors and the Board of Directors or other governing body of each Guarantor, as applicable, and as contemplated by the Registration Statement, (a) the Notes will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and (b) the Guarantee of such Guarantor will constitute the valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Our opinions set forth above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, receivership, conservatorship, arrangement, moratorium and other laws affecting and relating to the rights of creditors generally, (b) general equitable principles and (c) requirements of reasonableness, good faith, fair dealing and materiality.

We have assumed that at or prior to the time of the issuance of the Notes, the Registration Statement, including any amendments thereto, will be effective under the Act, the Indenture will have been duly qualified under the Trust Indenture Act of 1939, and the Company’s Board of Directors (and its designees) shall not have rescinded or otherwise modified its authorization of such issuance and the Board of Directors or other governing body of each Guarantor shall not have rescinded or otherwise modified its authorization of the Guarantee of such Guarantor.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the States of New York and Texas, in each case as in effect on the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon the laws of other jurisdictions, with your permission and consent, we have relied exclusively on the following, subject to the assumptions, limitations and qualifications set forth therein: (i) with respect to the law of the State of Michigan, the opinion of Daniel R. Shemke, P.C. dated February 3, 2014, (ii) with respect to the law of the State of Ohio, the opinion of Wegman, Hessler & Vanderburg dated February 3, 2014, (iii) with respect to the law of the State of South Carolina, the opinion of Rogers, Townsend & Thomas, PC dated February 3, 2014, (iv) with respect to the law of the State of Utah, the opinion of Harlan M. Hatfield, Esq., the General Counsel of the Company, dated the date hereof, and (v) with respect to the law of the State of Florida, the opinion of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. dated the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

SCHEDULE 1

GUARANTORS

HCM Stone, LLC, a Utah limited liability company

Dutch Quality Stone, Inc., an Ohio corporation

Eldorado SC-Acquisition Co., a Utah corporation

Eldorado Stone LLC, a Delaware limited liability company

Eldorado Stone Acquisition Co., LLC, a Utah limited liability company

Eldorado Stone Funding Co., LLC, a Utah limited liability company

Stonecraft Manufacturing, LLC, an Ohio limited liability company

Chihuahua Stone, LLC, a Utah limited liability company

Eldorado Stone Operations, LLC, a Utah limited liability company

L-B Stone, LLC, a Utah limited liability company

Headwaters Resources, Inc., a Utah corporation

Headwaters Services Corporation, a Utah corporation

Headwaters Construction Materials, Inc., a Utah corporation

HCM Utah, LLC, a Utah limited liability company

Global Climate Reserve Corporation, a Utah corporation

Headwaters Construction Materials, LLC, a Texas limited liability company

Tapco International Corporation, a Michigan corporation

Atlantic Shutter Systems, Inc., a South Carolina corporation

Headwaters Technology Innovation Group, Inc. a Utah corporation

Headwaters Energy Services Corp., a Utah corporation

Headwaters Heavy Oil, LLC, a Utah limited liability company

Headwaters Synfuels Investments, LLC, a Utah limited liability company

Covol Engineered Fuels, LC, a Utah limited liability company

Covol Fuels No. 2, LLC, a Utah limited liability company

Covol Fuels No. 4, LLC, a Utah limited liability company

Covol Fuels No. 5, LLC, a Utah limited liability company

Headwaters CTL, LLC, a Utah limited liability company

Environmental Technologies Group, LLC, a Utah limited liability company

Headwaters Ethanol Operators, LLC, a Utah limited liability company

HES Ethanol Holdings, LLC, a Utah limited liability company

Headwaters Plant Services, Inc., a Utah corporation

Covol Fuels Alabama No. 3, LLC, a Utah limited liability company

Covol Fuels Alabama No. 4, LLC, a Utah limited liability company

Covol Fuels Alabama No. 5, LLC, a Utah limited liability company

Covol Fuels Alabama No. 7, LLC, a Utah limited liability company

Covol Fuels Rock Crusher, LLC, a Utah limited liability company

Covol Fuels Chinook, LLC, a Utah limited liability company

FlexCrete Building Systems, LC, a Utah limited liability company

HCM Louisiana, LLC, a Utah limited liability company

Headwaters Clean Carbon Services LLC, a Utah limited liability company

Roof Tile Acquisition, LLC, a Delaware limited liability company

Entegra Roof Tile, LLC, a Florida limited liability company

Entegra Roof Tile Delivery, LLC, a Florida limited liability company

Entegra Roof Tile Sales, LLC, a Florida limited liability company

Entegra Roof Tile Okeechobee, LLC, a Florida limited liability company